Exhibit 99

News Release

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow Senior Executive Vice President and Chief Financial Officer 973-305-4003

VALLEY NATIONAL BANCORP REPORTS SECOND QUARTER EARNINGS, SOLID

COMMERCIAL REAL ESTATE LOAN GROWTH AND ASSET QUALITY

WAYNE, NJ – July 25, 2013 — Valley National Bancorp (NYSE:VLY), the holding company for Valley National Bank, today reported net income for the second quarter of 2013 of $33.9 million, or $0.17 per diluted common share as compared to the second quarter of 2012 earnings of $32.8 million, or $0.17 per diluted common share.

Key highlights for the second quarter:

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Loans: Total non-covered loans (i.e., loans which are not subject to our loss-sharing agreements with the FDIC) increased by $91.0 million, or 3.4 percent on an annualized basis, to $10.7 billion at June 30, 2013 from March 31, 2013 largely due to solid organic commercial real estate (excluding construction) loan growth (equaling 7.9 percent on an annualized basis) and approximately $162 million of residential mortgage loans purchased in the second quarter, partially offset by declines mainly within the commercial and industrial loan segment of our purchased credit-impaired (PCI) loan portfolios. Despite strong competition and prepayments, the commercial and industrial loan portfolio combined with the commercial real estate portfolio had loan originations of approximately $317 million during the three months ended June 30, 2013 as compared to a strong linked first quarter of 2013 of originations totaling $305 million. Additionally, our automobile loans increased $24.2 million, or 11.9 percent on an annualized basis, during the second quarter of 2013. Total covered loans (i.e., loans subject to our loss-sharing agreements with the FDIC) decreased to $141.8 million, or 1.3 percent of our total loans, at June 30, 2013 as compared to $161.3 million at March 31, 2013, mainly due to normal collection activity.

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Asset Quality: Total loan delinquencies (including loans past due 30 days or more and non-accrual loans) as a percentage of total loans were 1.51 percent at June 30, 2013 compared to 1.70 percent at March 31, 2013. Non-accrual loans decreased to $118.5 million, or 1.09 percent of our entire loan portfolio of $10.9 billion, at June 30, 2013, compared to $125.6 million, or 1.16 percent of total loans, at March 31, 2013. The $7.1 million decrease in non-accruals was due to declines in all loan categories, except for a modest increase in construction loans. Overall, our non-performing assets decreased by 1 percent to $198.4 million at June 30, 2013 as compared to $200.3 million at March 31, 2013, despite a $2.8 million increase in the fair value of non-accrual debt securities at June 30, 2013. See “Credit Quality” section below for more details.

Valley National Bancorp (NYSE: VLY)

2013 Second Quarter Earnings

July 25, 2013

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Provision for Losses on Non-Covered Loans and Unfunded Letters of Credit: The provision for losses on non-covered loans and unfunded letters of credit was $2.7 million for the second quarter of 2013 as compared to $3.9 million for the first quarter of 2013 and $7.4 million for the second quarter of 2012. Net loan charge-offs on non-covered loans decreased to $7.0 million for the second quarter of 2013 (or 0.26 percent of average loans on an annualized basis) compared to $9.8 million for the first quarter of 2013 and $8.7 million for the second quarter of 2012. The decrease in net charge-offs from the prior quarter was largely due to a $5.0 million charge related to one commercial loan participation in the first quarter of 2013. At June 30, 2013, our allowance for losses on non-covered loans and unfunded letters of credit totaled $112.8 million and was 1.05 percent of non-covered loans, as compared to 1.10 percent and 1.08 percent at March 31, 2013 and June 30, 2012, respectively.

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Net Interest Income and Margin: Net interest income totaling $109.9 million for the three months ended June 30, 2013 remained relatively unchanged as compared to the first quarter of 2013, and decreased $12.2 million from the second quarter of 2012. On a tax equivalent basis, our net interest margin decreased 3 basis points to 3.15 percent in the second quarter of 2013 as compared to 3.18 percent for the first quarter of 2013, and decreased 37 basis points from 3.52 percent for the second quarter of 2012. Despite the overall decline in margin mostly caused by lower yields on our investment securities portfolio, our yield on loans increased 6 basis points as compared to the first quarter of 2013. The loan yield for the second quarter was positively impacted by a $2.0 million increase in the accretion on covered PCI loans due to better than expected cash flows subsequent to the date of acquisition. We expect the increased level of accretion on the covered PCI loans to continue in the third quarter. Additionally, we anticipate a similar positive trend in the accretion on our non-covered PCI loans during the third quarter. See the “Net Interest Income and Margin” section below for more details.

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Mortgage Banking Activities: Residential mortgage loan originations (including both new and refinanced loans) totaled $483 million for the second quarter and declined over 16 percent as compared to a record high first quarter of 2013. Valley sold approximately $475 million of residential mortgages (including $131.5 million of loans held for sale at March 31, 2013) during the second quarter, up approximately 9 percent from the first quarter of 2013. However, gains on sales of residential mortgage loans declined by $694 thousand to approximately $14.4 million for the second quarter of 2013 as compared to $15.1 million for the first quarter of 2013 mainly due to lower gain on sale margins caused, in part, by an increase in the market interest rates during the second quarter. Due to the recent increase in market interest rates, we anticipate a slowdown in our refinanced mortgage loan pipeline during the third quarter of 2013 and the amount of our residential mortgage loans originated for sale, as the higher yielding loans become more attractive to hold in our loan portfolio. As a result, our gains on sales of loans are expected to materially decline from the $14.4 million recorded in the second quarter of 2013, but our interest income from residential mortgage loans should mitigate a portion of the lost non-interest income.

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Investments: We recognized no other-than-temporary impairment charges in earnings during the second and first quarters of 2013 as compared to $550 thousand for the second quarter of 2012. Our net gains on securities transactions were immaterial for the three months ended June 30, 2013 as compared to $4.0 million ($2.3 million after taxes, or $0.01 per common share) for

Valley National Bancorp (NYSE: VLY)

2013 Second Quarter Earnings

July 25, 2013

the first quarter of 2013 and $1.2 million ($754 thousand after taxes, or less than $0.01 per common share) for the second quarter of 2012. The net gains for the first quarter of 2013 were primarily recognized on the sale of zero percent yielding Freddie Mac and Fannie Mae perpetual preferred stock.

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Trading Mark to Market: Net trading gains and losses mainly represent non-cash mark to market gains and losses on our junior subordinated debentures carried at fair value. Net trading losses declined $1.9 million from the first quarter of 2013 to a net trading loss of $270 thousand for the second quarter of 2013. Comparatively, net trading gains totaled $1.6 million for the three months ended June 30, 2012.

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Income Tax Expense: Our effective tax rate decreased to 24.4 percent for the second quarter of 2013 as compared to 29.0 percent for the first quarter of 2013 and 30.4 percent for second quarter of 2012. The decrease from the first quarter of 2013 was mainly due to the favorable tax effect of a corporate subsidiary’s legal restructuring in the second quarter of 2013 which accounted for 2.9 percent of the 4.6 percent decline. See the “Income Tax Expense” section below for additional information.

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Capital Strength: Our regulatory capital ratios continue to reflect Valley’s strong capital position. The Company’s total risk-based capital, Tier 1 capital, leverage capital, and Tier 1 common capital ratios were 12.40 percent, 11.00 percent, 8.15 percent, and 9.37 percent, respectively, at June 30, 2013. On July 26, 2013, we will redeem $15.0 million of the principal face value of the trust preferred securities issued by VNB Capital Trust I (included in Valley’s Tier 1 capital position) and approximately $15.5 million of the principal face amount of the related outstanding junior subordinated debentures carried at fair value within our interest bearing liabilities at June 30, 2013. Based upon new interim final regulatory guidance, Valley’s outstanding trust preferred securities issued by its capital trust subsidiaries totaling $186.3 million will be fully phased out of Tier 1 capital by January 1, 2016.

Gerald H. Lipkin, Chairman, President and CEO commented that, “Our earnings signaled some significant improvements during the second quarter of 2013. Our loan yields increased 6 basis points during the period as compared to a 27 basis point decline just one quarter ago. Loan delinquencies declined 19 basis points and our net loan charge-offs also remained at an exceptionally low level. These results are reflective of the quality of our balance sheet and the diligence of our management team to provide us a strong foundation in this difficult operating environment.” Mr. Lipkin added, “Our total loan originations were at a record level for the quarter and our commercial real estate pipeline appears to be strengthening, even with the slow moving economic recovery. Despite the expected negative impact of the recent increase in market interest rates on consumer refinance activity, our outlook, although guarded, remains positive for the housing recovery and the positive impact such higher rates will have on our net interest margin in future periods. If the housing market remains strong, we should continue to see steady demand for home purchases and refinance activity for multi-family loans as interest rates still remain at historically low levels.”

Valley National Bancorp (NYSE: VLY)

2013 Second Quarter Earnings

July 25, 2013

Net Interest Income and Margin

Net interest income on a tax equivalent basis was $111.9 million for the second quarter of 2013 and remained relatively unchanged from the first quarter of 2013 and declined $11.9 million as compared to the second quarter of 2012. Interest income on a tax equivalent basis decreased $654 thousand from the first quarter of 2013 mainly due to the combination of lower yields on investments and a $62.0 million decrease in average loans, offset mostly by additional interest accretion of approximately $2 million on covered PCI loans caused by better than expected cash flows subsequent to acquisition. The decrease in interest income during the second quarter was partially offset by a $514 thousand decline in interest expense, which was mostly driven by a 3 basis point decline in the cost of savings, NOW and money market deposit accounts and lower average balances for time deposits.

The net interest margin on a tax equivalent basis was 3.15 percent for the second quarter of 2013, a decrease of 3 basis points from 3.18 percent in the linked first quarter of 2013, and a 37 basis point decline from 3.52 percent for the three months ended June 30, 2012. The yield on average interest earning assets decreased by 6 basis points on a linked quarter basis mainly as a result of the lower yield on average investment securities caused by the current and prolonged low level of market yields on new securities, and the continued repayment of higher yielding interest earning assets, partially offset by one more day during the second quarter of 2013. However, the yield on average loans increased 6 basis points to 4.88 percent for the three months ended June 30, 2013 from the first quarter of 2013. The increase in yield from the prior linked quarter was largely due to an additional seven basis points related to higher interest accretion recognized on certain covered PCI loan pools that continue to perform better than expected at their acquisition date. The overall cost of average interest bearing liabilities decreased by approximately 2 basis points from 1.60 percent in the linked first quarter of 2013 mainly due to a decline of 3 basis points for total interest bearing deposits during the second quarter of 2013, partly offset by one more day during the second quarter of 2013. The decrease in the cost of interest bearing deposits was largely due to a three basis point decline in the cost of average savings, NOW and money market deposit accounts caused by lower interest rates and the expiration of interest rate cap derivatives in May 2013 that hedged the cash flows of certain money market deposit accounts. The maturity of higher cost time deposits also contributed to the decline in deposit costs and resulted in a $74.8 million decrease in average time deposits as compared to the first quarter of 2013. Our cost of total deposits was 0.43 percent for the second quarter of 2013 compared to 0.46 percent for the three months ended March 31, 2013.

The recent increase in market interest rates, potential future loan growth from solid commercial real estate loan demand seen in the early stages of the third quarter, additional interest accretion on our PCI loans, our partial redemption of the 7.75 percent junior subordinated debentures issued to capital trusts in July and the expiration of the interest rate caps during the second quarter are all expected to positively impact our ability to maintain or increase the current level of our net interest margin. However, our margin continues to face the risk of compression in the future due to the relatively low level of interest rates on most interest earning asset alternatives and further repayment of higher yielding interest earning assets. We continue to tightly manage our balance sheet and our cost of funds to optimize our returns.

Valley National Bancorp (NYSE: VLY)

2013 Second Quarter Earnings

July 25, 2013

Credit Quality

Total loan delinquencies (including loans past due 30 days or more and non-accrual loans) as a percentage of total loans were 1.51 percent at June 30, 2013 as compared to 1.70 percent at March 31, 2013 and 1.38 percent at June 30, 2012. Our past due loans and non-accrual loans discussed further below exclude PCI loans. Valley’s PCI loans consist of loans that were acquired as part of FDIC-assisted transactions (the “covered loans”) in 2010 and certain loans subsequently acquired or purchased by Valley, primarily consisting of loans recorded in the acquisition of State Bancorp on January 1, 2012. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are accounted for on a pool basis and are not subject to delinquency classification in the same manner as loans originated by Valley.

Loans past due 30 to 89 days decreased $12.7 million to $43.0 million at June 30, 2013 compared to March 31, 2013 due to lower delinquencies across all of our loan categories. Within this past due category, commercial and industrial loans decreased $4.1 million largely due to the renewal of $3.3 million in matured performing loans reported in this category at March 31, 2013. Commercial real estate and construction loans experienced similar declines during the second quarter due to the renewal of $3.1 million and $3.9 million of matured performing loans, respectively. Valley believes the majority of all loan types in this past due category at June 30, 2013 are well secured and in the process of collection.

Loans past due 90 days or more and still accruing increased $696 thousand to $3.1 million, or 0.03 percent of total loans, at June 30, 2013 compared to $2.4 million, or 0.02 percent at March 31, 2013. The increase in this past due category was mostly due to a slightly higher amount of residential mortgage loans totaling $2.3 million at June 30, 2013.

Total non-performing assets (NPAs), consisting of non-accrual loans, other real estate owned (OREO), other repossessed assets and non-accrual debt securities, totaled $198.4 million at June 30, 2013 compared to $200.3 million at March 31, 2013. The $1.9 million decrease in NPAs from March 31, 2013 was largely due to a decline in non-accrual loans, partially offset by an increase in OREO balances and the fair value of non-accrual debt securities. The number of non-accrual debt securities (consisting of other-than-temporarily impaired trust preferred securities classified as available for sale) remained unchanged from March 31, 2013.

Non-accrual loans decreased $7.1 million to $118.5 million at June 30, 2013 as compared to $125.6 million at March 31, 2013. The decrease was largely due to $5.2 million of loans transferred to OREO, as well as partial loan charge-offs related to the valuation of certain collateral dependent impaired loans. At June 30, 2013, March 31, 2013 and December 31, 2012, our non-accrual loans also included performing residential mortgage and home equity loans totaling $5.7 million, $6.0 million and $3.0 million, respectively, which were classified as non-accrual loans due to the Office of the Comptroller of the Currency guidelines on borrowers in Chapter 7 bankruptcy issued during the latter half of 2012. Although the timing of collection is uncertain, management believes that most of the non-accrual loans are well secured and largely collectible based on, in part, our quarterly review of impaired loans. Our impaired loans, mainly consisting of non-accrual and troubled debt restructured commercial and commercial real estate loans, totaled $216.3 million at June 30, 2013 and had $28.7 million in related specific reserves included in our total allowance for loan losses.

Valley National Bancorp (NYSE: VLY)

2013 Second Quarter Earnings

July 25, 2013

OREO properties increased by $2.8 million to $21.3 million at June 30, 2013 from $18.5 million at March 31, 2013 primarily due to the aforementioned loan transfers (totaling 11 commercial real estate and residential properties) during the second quarter, net of normal sales activity. The transferred properties totaled $4.3 million at June 30, 2013 (after partial charge-offs to the allowance for loan losses at the transfer date).

Troubled debt restructured loans (TDRs) represent loan modifications for customers experiencing financial difficulties where a concession has been granted. Performing TDRs (i.e., TDRs not reported as loans 90 days or more past due and still accruing or as non-accrual loans) totaled $117.1 million at June 30, 2013 and consisted of 98 loans (primarily in the commercial and industrial loan and commercial real estate portfolios) as compared to $108.7 million at March 31, 2013. On an aggregate basis, the $117.1 million in performing TDRs at June 30, 2013 had a modified weighted average interest rate of approximately 5.25 percent as compared to a pre-modification weighted average interest rate of 6.01 percent.

With a non-covered loan portfolio totaling $10.7 billion at June 30, 2013, net loan charge-offs on non-covered loans for the second quarter of 2013 totaled $7.0 million as compared to $9.8 million and $8.7 million for the first quarter of 2013 and second quarter of 2012, respectively. The decrease from the first quarter of 2013 was largely the result of a $5.0 million loss during the first quarter related to one commercial loan participation (caused by the borrower’s bankruptcy which was precipitated by fraudulent employee activities). Additionally, there were no charge-offs related to the covered loan pools for the second quarter of 2013 as compared to $146 thousand and $1.8 million in charge-offs during the three months ended March 31, 2013 and June 30, 2012. Charge-offs on covered loan pools are substantially covered by loss-sharing agreements with the FDIC.

Valley National Bancorp (NYSE: VLY)

2013 Second Quarter Earnings

July 25, 2013

The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category (including PCI loans) at June 30, 2013, March 31, 2013 and June 30, 2012:

	June 30, 2013		March 31, 2013		June 30, 2012
	Allowance Allocation	Allocation as a % of Loan Category	Allowance Allocation	Allocation as a % of Loan Category	Allowance Allocation	Allocation as a % of Loan Category
Loan Category:

Commercial and Industrial loans*	$55,656	2.80%	$57,740	2.82%	$63,521	2.93%

Commercial real estate loans:
Commercial real estate	25,193	0.57%	25,910	0.60%	20,900	0.47%
Construction	11,554	2.71%	11,853	2.70%	12,632	3.07%

Total commercial real estate loans	36,747	0.76%	37,763	0.79%	33,532	0.69%

Residential mortgage loans	8,398	0.35%	9,098	0.39%	10,678	0.39%

Consumer loans:
Home equity	1,600	0.35%	1,695	0.37%	1,872	0.37%
Auto and other consumer	3,481	0.34%	3,762	0.38%	3,937	0.42%

Total consumer loans	5,081	0.34%	5,457	0.37%	5,809	0.41%

Unallocated	6,928	—	7,126	—	7,225	—

Allowance for non-covered loans and unfunded letters of credit	112,810	1.05%	117,184	1.10%	120,765	1.08%

Allowance for covered loans	7,070	4.99%	7,180	4.45%	11,771	5.20%

Total allowance for credit losses	$119,880	1.10%	$124,364	1.15%	$132,536	1.16%

*	Includes the reserve for unfunded letters of credit.

The allowance for non-covered loans and unfunded letters of credit as a percentage of total non-covered loans was 1.05 percent at June 30, 2013 as compared to 1.10 percent and 1.08 percent at March 31, 2013 and June 30, 2012, respectively. The allocation percentages for the construction loan category at June 30, 2013 shown in the table above decreased 0.36 percent from the second quarter of 2012 largely due to improved expected loss experience and outlook for this portfolio. At June 30, 2013, the expected loss experience declined for most loan categories as compared to March 31, 2013 based upon several factors, including the level of loan delinquencies, charge-offs and gradually improving economic and housing indicators.

Our allowance for non-covered loans and unfunded letters of credit as a percentage of total non-covered loans (excluding non-covered PCI loans with carrying values totaling approximately $809.6 million) was 1.14 percent at June 30, 2013 as compared to 1.20 percent at March 31, 2013. PCI loans are accounted for on a pool basis and initially recorded net of fair valuation discounts related to credit which may be used to absorb future losses on such loans before any allowance for loan losses is recognized subsequent to acquisition. There were no allocated reserves for non-covered PCI loans at June 30, 2013 and March 31, 2013.

Loans and Deposits

Non-Covered Loans. Non-covered loans are loans not subject to loss-sharing agreements with the FDIC. Non-covered loans increased $91.0 million to approximately $10.7 billion at June 30, 2013 from March 31, 2013 mainly due to strong growth within our commercial real estate loan portfolio, partially offset by elevated levels of repayments primarily within the commercial loan categories of the PCI loan portfolio.

Valley National Bancorp (NYSE: VLY)

2013 Second Quarter Earnings

July 25, 2013

Total commercial and industrial loans decreased $57.1 million from March 31, 2013 to approximately $2.0 billion at June 30, 2013 mainly due to a $46.4 million decline in the PCI loan portfolio. During the second quarter, we continued to experience strong market competition for quality credits, as well as a slight reduction in line of credit usage which offset an increase in our total line commitments from the prior quarter. Total commercial real estate loans (excluding construction loans) increased $86.4 million from March 31, 2013 to $4.4 billion at June 30, 2013, despite a $49.4 million decrease in PCI loans. Strong loan origination volumes were seen across many types of commercial real estate borrowers and led by co-op building loans within our New York markets. The decline in the PCI loans was due to normal payments, as well as prepayments caused by strong competition in the Long Island market and, to some extent, excess borrower liquidity. Construction loans totaling $426.9 million at June 30, 2013 decreased $11.8 million from March 31, 2013 mainly due to a decline in the non-PCI loan portion of the portfolio caused by normal paydowns on existing construction loans and soft demand.

Total residential mortgage loans increased $60.4 million to $2.4 billion at June 30, 2013 from March 31, 2013 mostly due to two loan purchases from third party originators totaling approximately $162 million, partially offset by a high volume of second quarter refinancing activity where many of the new loans were either sold in the secondary market or held for sale at June 30, 2013. From time to time, the Bank purchases residential mortgage loans, as well as automobile loans (see discussion below), originated by, and sometimes serviced by, other financial institutions based on several factors, including current loan origination volumes, market interest rates, excess liquidity and other asset/liability management strategies. All of the purchased loans are selected using Valley’s normal underwriting criteria at the time of purchase.

During the second quarter of 2013, we originated over $482 million in new and refinanced residential mortgage loans and retained approximately 19 percent of these loans in our loan portfolio at June 30, 2013. Net loan servicing rights recognized for the retained servicing of the loans sold during the second quarter and the six months ended June 30, 2013 totaled $6.0 million and $11.1 million, respectively, at June 30, 2013. Our residential mortgage pipeline was robust for most of the second quarter mainly due to the continued success of our low fixed-price refinance programs and the low level of market interest rates. However, based upon the recent increase in market interest rates prompted by comments from the Federal Reserve during June, we expect to originate and hold a larger portion of our mortgage loan originations during the remainder of 2013 assuming that market rates continue to hold at acceptable levels and we are able to maintain an appropriate mix of residential mortgage loans on our balance sheet. Although we expect our retention of the mortgages to benefit the net interest margin during the third quarter of 2013, net gains on sales of loans are expected to substantially decline as compared to the second quarter of 2013 based upon a decrease in sales and lower sale margins.

Automobile loans increased by $24.2 million to $835.3 million at June 30, 2013 as compared to March 31, 2013 as our new loan volume remained strong throughout the first half of 2013. During the second quarter of 2013, we also purchased approximately $5.5 million in auto loans as compared to $10.5 million in purchased loans during the first quarter of 2013.

Valley National Bancorp (NYSE: VLY)

2013 Second Quarter Earnings

July 25, 2013

Home equity loans declined $7.1 million to $455.2 million at June 30, 2013 as compared to March 31, 2013 due to continued normal repayment activity outpacing new loan origination volumes. Other consumer loans also decreased $4.0 million to $184.8 million at June 30, 2013 as compared to $188.8 million at March 31, 2013 mainly due to lower collateralized personal lines of credit usage. Overall, consumer demand has remained somewhat soft as borrowers’ appetite for additional debt continues to be tempered by the uncertain sustainability of a slowly improving economy.

Covered Loans. PCI loans for which Valley National Bank will share losses with the FDIC are referred to as “covered loans,” and consist of loans acquired from LibertyPointe Bank and The Park Avenue Bank as a part of FDIC-assisted transactions during 2010. Our covered loans consist primarily of commercial real estate loans and commercial and industrial loans and totaled $141.8 million at June 30, 2013 as compared to $161.3 million at March 31, 2013. Consistent with our PCI loans acquired and purchased during the first quarter of 2012, all of our covered loans are PCI loans accounted for on a pool basis. For loan pools with better than originally expected cash flows, the forecasted increase in cash flows is recorded as a prospective adjustment to our interest income on loans over future periods. Additionally, on a prospective basis, we reduce the FDIC loss-share receivable by the guaranteed portion of the additional cash flows expected to be received from borrowers on those loan pools. During the second quarter of 2013, we reduced our FDIC loss-share receivable by $3.5 million due to the prospective recognition of the effect of additional cash flows from pooled loans with a corresponding reduction in non-interest income for the period, as compared to $1.5 million during the first quarter of 2013. We expect this level of reduction to continue in the third quarter of 2013.

Deposits. Total deposits decreased $60.0 million to $11.2 billion at June 30, 2013 from March 31, 2013 mostly due to lower time deposit account balances. Valley’s time deposits totaling approximately $2.4 billion at June 30, 2013 decreased $102.7 million as compared to March 31, 2013 largely due to the continued run-off of maturing higher cost retail certificates of deposit and less attractive short-term time deposit rates offered by Valley during the period. Our non-interest bearing deposits totaling $3.5 billion at June 30, 2013 also moderately declined by $30.0 million, or 0.84 percent, from March 31, 2013 due to normal fluctuations in account activity. Partially offsetting the decreases, savings, NOW and money market accounts increased $72.8 million to $5.3 billion at June 30, 2013 as compared to March 31, 2013 due to municipal account balance fluctuations and continued general increases in retail deposits.

Non-Interest Income

Non-interest income for the second quarter of 2013 increased $1.6 million from $31.3 million for the linked quarter ended March 31, 2013 largely due to a $1.9 million decrease in net trading losses primarily related to the mark to market losses on our junior subordinated debentures carried at fair value. Other non-interest income increased $1.4 million to $4.8 million for the three months ended June 30, 2013 from the linked quarter due, in part, to insurance claim proceeds of $930 thousand mainly related to branch losses incurred in 2008. Additionally, the reduction in non-interest income attributable to the change in the FDIC loss-share receivable declined to $2.0 million in the second quarter of 2013 compared to a $3.2 million reduction in the first quarter of 2013. The decrease in the reduction is in large part attributable to a decrease in the estimated additional credit impairment of certain loan pools (subsequent to acquisition) recognized during the first quarter of 2013 and an increase in FDIC reimbursable expenses during the second quarter of 2013. Partially offsetting these

Valley National Bancorp (NYSE: VLY)

2013 Second Quarter Earnings

July 25, 2013

increases in non-interest income, net gains on securities transactions decreased by $3.9 million for the second quarter of 2013 from approximately $4.0 million for the three months ended March 31, 2013 as no investment securities were sold during the second quarter. The net gains recognized during the first quarter were primarily due to the sale of Freddie Mac and Fannie Mae perpetual preferred stock classified as available for sale with amortized cost totaling $941 thousand.

Non-Interest Expense

Non-interest expense totaling $95.3 million for the three months ended June 30, 2013 remained relatively unchanged from the first quarter of 2013. Salary and employee benefits decreased $2.8 million from $50.6 million in the first quarter of 2013 mainly due to a decrease in cash incentive compensation accruals, payroll taxes and incentive stock compensation expense. FDIC insurance assessments increased $2.2 million to $5.6 million for the second quarter of 2013 largely due to adjustments to our assessment made by the FDIC during the quarter. Based upon current estimates, the FDIC insurance assessment is expected to approximate $4.0 million for the third quarter of 2013.

In June 2013, Valley elected to freeze its non-contributory defined benefit pension plan, the supplemental non-qualified pension plan, and the non-qualified directors’ retirement plan effective December 31, 2013. The freeze is expected to decrease our pension expense by $2.1 million for the last six months of 2013 and considerably decrease our pension costs starting in January 2014. At June 30, 2013, the accumulated other comprehensive loss, net of tax, within our shareholders’ equity related to the aforementioned retirement plans declined by approximately $19.9 million from March 31, 2013 due to the re-measurement of the plans’ projected benefit obligation and fair value of the plan assets. To partially offset the negative impact of these changes to our employees, we enhanced the benefits available under our 401(k) plan effective January 1, 2014. The enhancements include an increase in our employer matching contributions, a shorter vesting period on such contributions, as well as a Roth investment option.

In addition to the expected cost savings above, we have already sized our mortgage banking staff for the expected decline in the refinanced residential mortgage pipeline volume in the second half of 2013 and we continue explore opportunities to consolidate our branch network. During the second quarter of 2013, one New Jersey branch was closed with customer service transferred to a nearby branch location. We currently intend to close three additional branches (two in New Jersey and one in Manhattan) during the third quarter of 2013.

Income Tax Expense

Income tax expense was $11.0 million for the three months ended June 30, 2013 reflecting an effective tax rate of 24.4 percent, as compared to $12.8 million for the first quarter of 2013, reflecting an effective tax rate of 29.0 percent and $14.4 million for the second quarter of 2012, reflecting an effective tax rate of 30.4 percent. The decrease in rate in the second quarter of 2013 compared to the first quarter of 2013 was largely due to the favorable tax effect of a corporate subsidiary’s legal restructuring and a lower anticipated effective tax rate for the remainder of 2013. The decrease in rate and tax expense as compared to the second quarter of 2012 was primarily due to the aforementioned items and an increase in tax credit investments. For the remainder of 2013, we anticipate that our effective tax rate will range from 26 to 29 percent.

Valley National Bancorp (NYSE: VLY)

2013 Second Quarter Earnings

July 25, 2013

About Valley

Valley National Bancorp is a regional bank holding company headquartered in Wayne, New Jersey with approximately $16 billion in assets. Its principal subsidiary, Valley National Bank, currently operates 208 branches in 145 communities serving 16 counties throughout northern and central New Jersey, Manhattan, Brooklyn, Queens and Long Island. Valley National Bank is one of the largest commercial banks headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service, 24/7 at 800-522-4100.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	a severe decline in the general economic conditions of New Jersey and the New York Metropolitan area;

•	larger than expected reductions in our loans originated for sale or a slowdown in new and refinanced residential mortgage loan activity;

•	unexpected changes in market interest rates for interest earning assets and/or interest bearing liabilities;

•	government intervention in the U.S. financial system and the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve;

•	declines in value in our investment portfolio, including additional other-than-temporary impairment charges on our investment securities;

•	unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments or other factors;

•	unanticipated deterioration in our loan portfolio;

•

Valley’s inability to pay dividends at current levels, or at all, because of inadequate future earnings, regulatory restrictions or limitations, and changes in the composition of qualifying regulatory capital and minimum capital requirements (including those resulting from the U.S. implementation of Basel III requirements);

•	higher than expected increases in our allowance for loan losses;

Valley National Bancorp (NYSE: VLY)

2013 Second Quarter Earnings

July 25, 2013

•

an unexpected increase in loan losses or in the level of non-performing loans (including additional losses and elevated levels of non-accrual loans caused by the lengthy foreclosure process in the State of New Jersey);

•	Unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events;

•	higher than expected tax rates, including increases resulting from changes in tax laws, regulations and case law;

•	an unexpected decline in real estate values within our market areas;

•	charges against earnings related to the change in fair value of our junior subordinated debentures;

•	higher than expected FDIC insurance assessments;

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships;

•	lack of liquidity to fund our various cash obligations;

•	unanticipated reduction in our deposit base;

•	potential acquisitions that may disrupt our business;

•

legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject us to additional regulatory oversight which may result in higher compliance costs and/or require us to change our business model;

•	changes in accounting policies or accounting standards;

•	our inability to promptly adapt to technological changes;

•	our internal controls and procedures may not be adequate to prevent losses;

•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;

•	the inability to realize expected revenue synergies from recent acquisitions in the amounts or in the timeframe anticipated;

•	inability to retain customers and employees;

•	lower than expected cash flows from purchased credit-impaired loans;

•

potential cyber attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems; and

•	other unexpected material adverse changes in our operations or earnings.

A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2012.

We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

# # #

-Tables to Follow-

VALLEY NATIONAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
($ in thousands, except for share data)	2013	2013	2012	2013	2012
FINANCIAL DATA:
Net interest income	$109,887	$110,036	$122,071	$219,923	$249,530
Net interest income—FTE (1)	111,916	112,056	123,834	223,972	252,983
Non-interest income (2)	32,894	31,296	24,030	64,190	46,625
Non-interest expense	95,346	95,439	91,510	190,785	186,058
Income tax expense	10,961	12,814	14,366	23,775	29,644
Net income	33,922	31,310	32,820	65,232	67,351
Weighted average number of common shares outstanding:
Basic	199,244,243	198,924,995	197,246,322	199,085,501	197,088,528
Diluted	199,244,243	198,924,995	197,250,168	199,085,501	197,105,638
Per common share data:
Basic earnings	$0.17	$0.16	$0.17	$0.33	$0.34
Diluted earnings	0.17	0.16	0.17	0.33	0.34
Cash dividends declared	0.16	0.16	0.16	0.33	0.33
Book value	7.64	7.58	7.62	7.64	7.62
Tangible book value (3)	5.29	5.25	5.35	5.29	5.35
Tangible common equity to tangible assets (3)	6.80%	6.71%	6.78%	6.80%	6.78%
Closing stock price—high	$10.05	$10.43	$12.44	$10.43	$12.59
Closing stock price—low	8.85	9.62	10.28	8.85	10.28
FINANCIAL RATIOS:					`
Net interest margin	3.09%	3.12%	3.47%	3.11%	3.56%
Net interest margin—FTE (1)	3.15	3.18	3.52	3.16	3.61
Annualized return on average assets	0.85	0.79	0.83	0.82	0.86
Annualized return on average shareholders’ equity	8.96	8.31	8.75	8.64	9.05
Annualized return on average tangible shareholders’ equity (3)	12.93	11.97	12.49	12.45	12.95
Efficiency ratio (4)	66.78	67.53	62.63	67.15	62.82
AVERAGE BALANCE SHEET ITEMS:
Assets	$15,922,088	$15,821,220	$15,791,048	$15,871,932	$15,752,098
Interest earning assets	14,223,316	14,097,974	14,078,025	14,160,991	14,018,902
Loans	10,986,603	11,048,612	11,297,942	11,017,436	11,127,304
Interest bearing liabilities	10,776,408	10,780,932	11,018,929	10,778,656	11,029,917
Deposits	11,332,255	11,202,150	10,930,351	11,267,561	10,963,662
Shareholders’ equity	1,513,942	1,506,968	1,499,516	1,510,474	1,488,825

VALLEY NATIONAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
	June 30,	March 31,	December 31,	June 30,
($ in thousands)	2013	2013	2012	2012
BALANCE SHEET ITEMS:
Assets	$15,977,202	$16,028,703	$16,012,646	$16,018,244
Total loans	10,883,025	10,811,499	11,022,799	11,423,852
Non-covered loans	10,741,208	10,650,223	10,842,125	11,197,315
Deposits	11,242,622	11,302,591	11,264,018	10,871,679
Shareholders’ equity	1,521,553	1,507,999	1,502,377	1,503,073
CAPITAL RATIOS:
Tier 1 leverage ratio	8.15%	8.16%	8.09%	8.10%
Risk-based capital—Tier 1	11.00	11.08	10.87	10.53
Risk-based capital—Total Capital	12.40	12.53	12.38	12.16
Tier 1 common capital ratio (3)	9.37	9.43	9.24	8.95

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
($ in thousands)	2013	2013	2012	2013	2012
ALLOWANCE FOR CREDIT LOSSES:
Beginning balance—Allowance for credit losses	$124,364	$132,495	$135,576	$132,495	$136,185
Loans charged-off: (5)
Commercial and industrial	(1,441)	(7,325)	(5,406)	(8,766)	(10,213)
Commercial real estate	(4,014)	(598)	(4,895)	(4,612)	(5,465)
Construction	(375)	(1,395)	(484)	(1,770)	(994)
Residential mortgage	(1,666)	(892)	(583)	(2,558)	(1,759)
Consumer	(860)	(1,509)	(1,015)	(2,369)	(2,498)

Total loans charged-off	(8,356)	(11,719)	(12,383)	(20,075)	(20,929)

Charged-off loans recovered:
Commercial and industrial	602	1,338	1,304	1,940	2,309
Commercial real estate	50	15	66	65	186
Construction	—	—	50	—	50
Residential mortgage	68	70	111	138	625
Consumer	600	396	407	996	1,008

Total loans recovered	1,320	1,819	1,938	3,139	4,178

Net charge-offs	(7,036)	(9,900)	(10,445)	(16,936)	(16,751)
Provision charged for credit losses	2,552	1,769	7,405	4,321	13,102

Ending balance—Allowance for credit losses	$119,880	$124,364	$132,536	$119,880	$132,536

Components of allowance for credit losses:
Allowance for non-covered loans	$110,374	$114,664	$118,083	$110,374	$118,083
Allowance for covered loans	7,070	7,180	11,771	7,070	11,771

Allowance for loan losses	117,444	121,844	129,854	117,444	129,854
Allowance for unfunded letters of credit	2,436	2,520	2,682	2,436	2,682

Allowance for credit losses	$119,880	$124,364	$132,536	$119,880	$132,536

Components of provision for credit losses:
Provision for losses on non-covered loans	$2,746	$3,710	$7,429	$6,456	$12,803
Provision for losses on covered loans	(110)	(2,166)	—	(2,276)	—
Provision for unfunded letters of credit	(84)	225	(24)	141	299

Provision for credit losses	$2,552	$1,769	$7,405	$4,321	$13,102

Annualized ratio of net charge-offs of non-covered loans to average loans	0.26%	0.35%	0.31%	0.30%	0.27%
Annualized ratio of total net charge-offs to average loans	0.26	0.36	0.37	0.31	0.30
Allowance for non-covered loan losses as a % of non-covered loans	1.03	1.08	1.05	1.03	1.05
Allowance for credit losses as a % of total loans	1.10	1.15	1.16	1.10	1.16

VALLEY NATIONAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
($ in thousands)	June 30, 2013	March 31, 2013	December 31, 2012	June 30, 2012
ASSET QUALITY: (6)
Accruing past due loans:
30 to 89 days past due:
Commercial and industrial	$3,525	$7,656	$3,578	$2,275
Commercial real estate	18,946	21,665	13,245	11,483
Construction	5,772	8,812	6,685	270
Residential mortgage	10,619	12,424	18,951	10,148
Consumer	4,138	5,096	7,227	5,872

Total 30 to 89 days past due	43,000	55,653	49,686	30,048
90 or more days past due:
Commercial and industrial	—	31	283	512
Commercial real estate	259	259	2,950	—
Construction	150	—	2,575	—
Residential mortgage	2,342	1,885	2,356	727
Consumer	349	229	501	246

Total 90 or more days past due	3,100	2,404	8,665	1,485

Total accruing past due loans	$46,100	$58,057	$58,351	$31,533

Non-accrual loans:
Commercial and industrial	$20,913	$21,692	$22,424	$12,652
Commercial real estate	55,390	56,042	58,625	61,864
Construction	13,617	13,199	14,805	16,502
Residential mortgage	26,054	31,905	32,623	32,045
Consumer	2,549	2,766	3,331	3,165

Total non-accrual loans	118,523	125,604	131,808	126,228
Other real estate owned (7)	21,327	18,463	15,612	14,724
Other repossessed assets	7,549	8,053	7,805	8,548
Non-accrual debt securities (8)	50,972	48,143	40,303	45,921

Total non-performing assets (“NPAs”)	$198,371	$200,263	$195,528	$195,421

Performing troubled debt restructured loans	$117,052	$108,654	$105,446	$113,610
Total non-accrual loans as a % of loans	1.09%	1.16%	1.20%	1.10%
Total accruing past due and non-accrual loans as a % of loans	1.51	1.70	1.73	1.38
Allowance for losses on non-covered loans as a % of non-accrual loans	93.12	91.29	91.58	93.55
Non-performing purchased credit-impaired loans: (9)
Non-covered loans	$18,009	$18,033	$24,028	$19,827
Covered loans	44,405	51,089	47,831	66,571

VALLEY NATIONAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)

Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(In thousands)	2013	2013	2012	2013	2012
(2) Non-interest income includes net trading (losses) gains:
Trading securities	$(36)	$(30)	$(151)	$(66)	$101
Junior subordinated debentures	(234)	(2,172)	1,760	(2,406)	520

Total trading (losses) gains, net	$(270)	$(2,202)	$1,609	$(2,472)	$621

(3)

This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles (“GAAP”) that management uses in its analysis of Valley’s performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley’s financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley’s presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley’s business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Tier 1 Common Capital and the Tier 1 Common Ratio are non-GAAP financial measures. Valley’s management believes Tier 1 Common Capital and the Tier1 Common Ratio are useful because they are measures used by banking regulators in evaluating a company’s financial condition and capital strength and thus investors desire to see this information. A reconciliation of Tier 1 Common to Valley’s common stockholder’s equity, and the Tier 1 Common Ratio to Valley’s Tier1 Capital Ratio are included below. Tier 1 Common Capital and the Tier 1 Common Ratio were developed by the banking regulators. Tier 1 Common Capital is defined as Tier 1 Capital less non-common elements including qualifying trust preferred securities.

	As of and For the Period Ended
	June 30,	March 31,	December 31,	June 30,
($ in thousands)	2013	2013	2012	2012
Tier 1 common:
Total equity	$1,521,553	$1,507,999	$1,502,377	$1,503,073
Plus (less):
Net unrealized losses on securities available for sale, net of tax	15,609	1,155	3,269	1,096
Accumulated net losses on cash flow hedges, net of tax	8,631	11,662	12,676	13,636
Defined benefit pension plan net assets, net of tax	14,529	34,386	34,964	29,678
Goodwill, net of tax	(427,392)	(427,392)	(428,234)	(420,443)
Disallowed other intangible assets	(14,919)	(15,340)	(15,037)	(16,514)
Disallowed deferred tax assets	(45,874)	(48,459)	(55,012)	(57,170)

Tier 1 common capital	1,072,137	1,064,011	1,055,003	1,053,356
Trust preferred securities	186,313	186,313	186,313	186,313

Total Tier 1 capital	$1,258,450	$1,250,324	$1,241,316	$1,239,669

Risk-weighted assets (under Federal Reserve Board Capital Regulatory Guidelines (RWA))	$11,438,211	$11,288,237	$11,417,521	$11,774,581
Tier 1 capital ratio (Total Tier 1 capital / RWA)	11.00%	11.08%	10.87%	10.53%
Tier 1 common capital ratio (Total Tier 1 common / RWA)	9.37%	9.43%	9.24%	8.95%

VALLEY NATIONAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA—CONTINUED

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
($ in thousands, except for share data)	2013	2013	2012	2013	2012
Tangible book value per common share:
Common shares outstanding	199,254,687	199,045,938	197,259,926	199,254,687	197,259,926

Shareholders’ equity	$1,521,553	$1,507,999	$1,503,073	$1,521,553	$1,503,073
Less: Goodwill and other intangible assets	(467,236)	(463,206)	(447,260)	(467,236)	(447,260)

Tangible shareholders’ equity	$1,054,317	$1,044,793	$1,055,813	$1,054,317	$1,055,813
Tangible book value	$5.29	$5.25	$5.35	$5.29	$5.35
Tangible common equity to tangible assets:
Tangible shareholders’ equity	$1,054,317	$1,044,793	$1,055,813	$1,054,317	$1,055,813

Total assets	15,977,202	16,028,703	16,018,244	15,977,202	16,018,244
Less: Goodwill and other intangible assets	(467,236)	(463,206)	(447,260)	(467,236)	(447,260)

Tangible assets	$15,509,966	$15,565,497	$15,570,984	$15,509,966	$15,570,984
Tangible common equity to tangible assets	6.80%	6.71%	6.78%	6.80%	6.78%
Annualized return on average tangible equity:
Net income	$33,922	$31,310	$32,820	$65,232	$67,351

Average shareholders’ equity	1,513,942	1,506,968	1,499,516	1,510,474	1,488,825
Less: Average goodwill and other intangible assets	(464,331)	(460,502)	(448,451)	(462,427)	(448,866)

Average tangible shareholders’ equity	$1,049,611	$1,046,466	$1,051,065	$1,048,047	$1,039,959
Annualized return on average tangible shareholders’ equity	12.93%	11.97%	12.49%	12.45%	12.95%

(4)	The efficiency ratio measures Valley’s total non-interest expense as a percentage of net interest income plus total non-interest income.

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(In thousands)	2013	2013	2012	2013	2012
(5) Total loans charged-off includes the following covered loan charge-offs:
Commercial and industrial	$—	$(84)	$(1,273)	$(84)	$(1,273)
Construction	—	—	(484)	—	(484)
Residential mortgage	—	(62)	—	(62)	—

Total covered loans charged-off	$—	$(146)	$(1,757)	$(146)	$(1,757)

(6)

Past due loans and non-accrual loans exclude loans that were acquired as part of FDIC-assisted transactions (covered loans) and acquired or purchased loans during 2012. These loans are accounted for on a pool basis under U.S. GAAP and are not subject to delinquency classification in the same manner as loans originated by Valley.

(7)

Excludes OREO properties related to FDIC-assisted transactions totaling $13.0 million, $11.1 million, $8.9 million and $11.2 million, at June 30, 2013, March 31, 2013, December 31, 2012 and June 30, 2012, respectively. These assets are covered by the loss-sharing agreements with the FDIC.

(8)

Includes other-than-temporarily impaired trust preferred securities classified as available for sale, which are presented at carrying value (net of unrealized gains (losses) totaling $3.8 million, $965 thousand, ($6.9) million and ($5.8) million at June 30, 2013, March 31, 2013, December 31, 2012 and June 30, 2012, respectively) after recognition of all credit impairments.

(9)

Represent acquired and purchased loans meeting Valley’s definition of non-performing loan (i.e., non-accrual loans), but are not subject to such classification under U.S. GAAP because the loans are accounted for on a pooled basis and are excluded from the non-accrual loans in the table above.

SHAREHOLDER RELATIONS

Requests for copies of reports and/or other inquiries should be directed to Dianne Grenz, Director of Shareholder and Public Relations, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 696-2044 or by e-mail at dgrenz@valleynationalbank.com.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(in thousands, except for share data)

	June 30, 2013	December 31, 2012
Assets
Cash and due from banks	$401,228	$390,078
Interest bearing deposits with banks	299,097	463,022
Investment securities:
Held to maturity, fair value of $1,764,181 at June 30, 2013 and $1,657,950 at December 31, 2012	1,766,947	1,599,707
Available for sale	958,656	807,816
Trading securities	14,170	22,157

Total investment securities	2,739,773	2,429,680

Loans held for sale, at fair value	48,901	120,230
Non-covered loans	10,741,208	10,842,125
Covered loans	141,817	180,674
Less: Allowance for loan losses	(117,444)	(130,200)

Net loans	10,765,581	10,892,599

Premises and equipment, net	272,903	278,615
Bank owned life insurance	342,013	339,876
Accrued interest receivable	53,303	52,375
Due from customers on acceptances outstanding	3,775	3,323
FDIC loss-share receivable	40,686	44,996
Goodwill	428,234	428,234
Other intangible assets, net	39,002	31,123
Other assets	542,706	538,495

Total Assets	$15,977,202	$16,012,646

Liabilities
Deposits:
Non-interest bearing	$3,545,735	$3,558,053
Interest bearing:
Savings, NOW and money market	5,331,794	5,197,199
Time	2,365,093	2,508,766

Total deposits	11,242,622	11,264,018

Short-term borrowings	125,060	154,323
Long-term borrowings	2,695,897	2,697,299
Junior subordinated debentures issued to capital trusts (includes fair value of $150,001 at June 30, 2013 and $147,595 at December 31, 2012 for VNB Capital Trust I)	191,009	188,522
Bank acceptances outstanding	3,775	3,323
Accrued expenses and other liabilities	197,286	202,784

Total Liabilities	14,455,649	14,510,269

Shareholders’ Equity
Preferred stock, no par value, authorized 30,000,000 shares; none issued	—	—
Common stock, no par value, authorized 232,023,233 shares; issued 199,254,687 shares at June 30, 2013 and 198,499,275 shares at December 31, 2012	69,707	69,494
Surplus	1,396,996	1,390,851
Retained earnings	94,002	93,495
Accumulated other comprehensive loss	(39,152)	(50,909)
Treasury stock, at cost (0 common shares at June 30, 2013 and 61,004 common shares at December 31, 2012)	—	(554)

Total Shareholders’ Equity	1,521,553	1,502,377

Total Liabilities and Shareholders’ Equity	$15,977,202	$16,012,646

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except for share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2013	2013	2012	2013	2012
Interest Income
Interest and fees on loans	$133,966	$132,999	$143,812	$266,965	$292,272
Interest and dividends on investment securities:
Taxable	12,925	14,489	18,114	27,414	38,865
Tax-exempt	3,673	3,649	3,227	7,322	6,346
Dividends	1,504	1,680	1,674	3,184	3,425
Interest on federal funds sold and other short-term investments	302	216	31	518	86

Total interest income	152,370	153,033	166,858	305,403	340,994

Interest Expense
Interest on deposits:
Savings, NOW and money market	4,369	4,702	4,690	9,071	10,044
Time	7,794	8,111	9,276	15,905	19,461
Interest on short-term borrowings	140	144	369	284	622
Interest on long-term borrowings and junior subordinated debentures	30,180	30,040	30,452	60,220	61,337

Total interest expense	42,483	42,997	44,787	85,480	91,464

Net Interest Income	109,887	110,036	122,071	219,923	249,530
Provision for losses on non-covered loans and unfunded letters of credit	2,662	3,935	7,405	6,597	13,102
Provision for losses on covered loans	(110)	(2,166)	—	(2,276)	—

Net Interest Income After Provision for Credit Losses	107,335	108,267	114,666	215,602	236,428

Non-Interest Income
Trust and investment services	2,257	1,977	1,984	4,234	3,758
Insurance commissions	4,062	3,990	3,283	8,052	8,719
Service charges on deposit accounts	5,822	5,690	6,086	11,512	12,032
Gains on securities transactions, net	41	3,958	1,204	3,999	1,047
Other-than-temporary impairment losses on securities	—	—	—	—	—
Portion recognized in other comprehensive income (before taxes)	—	—	(550)	—	(550)

Net impairment losses on securities recognized in earnings	—	—	(550)	—	(550)
Trading (losses) gains, net	(270)	(2,202)	1,609	(2,472)	621
Fees from loan servicing	1,721	1,517	1,149	3,238	2,308
Gains on sales of loans, net	14,366	15,060	3,141	29,426	6,307
Gains (losses) on sales of assets, net	678	(268)	256	410	288
Bank owned life insurance	1,424	1,341	1,632	2,765	3,591
Change in FDIC loss-share receivable	(2,000)	(3,175)	(7,022)	(5,175)	(7,112)
Other	4,793	3,408	11,258	8,201	15,616

Total non-interest income	32,894	31,296	24,030	64,190	46,625

Non-Interest Expense
Salary and employee benefits expense	47,733	50,572	51,214	98,305	102,240
Net occupancy and equipment expense	18,179	18,889	16,903	37,068	34,265
FDIC insurance assessment	5,574	3,353	3,208	8,927	6,827
Amortization of other intangible assets	1,927	1,603	2,532	3,530	4,490
Professional and legal fees	4,285	3,892	3,345	8,177	6,969
Advertising	1,850	1,802	1,841	3,652	3,529
Other	15,798	15,328	12,467	31,126	27,738

Total non-interest expense	95,346	95,439	91,510	190,785	186,058

Income Before Income Taxes	44,883	44,124	47,186	89,007	96,995
Income tax expense	10,961	12,814	14,366	23,775	29,644

Net Income	$33,922	$31,310	$32,820	$65,232	$67,351

Earnings Per Common Share:
Basic	$0.17	$0.16	$0.17	$0.33	$0.34
Diluted	0.17	0.16	0.17	0.33	0.34
Cash Dividends Declared per Common Share	0.16	0.16	0.16	0.33	0.33
Weighted Average Number of Common Shares Outstanding:
Basic	199,244,243	198,924,995	197,246,322	199,085,501	197,088,528
Diluted	199,244,243	198,924,995	197,250,168	199,085,501	197,105,638

VALLEY NATIONAL BANCORP

LOAN PORTFOLIO

(in thousands)

	06/30/2013	03/31/2013	12/31/2012	09/30/2012	06/30/2012
Non-covered Loans
Commercial and industrial	$1,988,404	$2,045,514	$2,084,826	$2,118,870	$2,165,656
Commercial real estate:
Commercial real estate	4,437,712	4,351,291	4,417,709	4,445,338	4,441,026
Construction	426,891	438,674	425,444	435,939	411,639

Total commercial real estate	4,864,603	4,789,965	4,843,153	4,881,277	4,852,665
Residential mortgage	2,412,968	2,352,560	2,462,429	2,499,554	2,745,101
Consumer:
Home equity	455,166	462,297	485,458	492,338	499,749
Automobile	835,271	811,060	786,528	789,248	778,181
Other consumer	184,796	188,827	179,731	160,118	155,963

Total consumer loans	1,475,233	1,462,184	1,451,717	1,441,704	1,433,893

Total non-covered loans	$10,741,208	$10,650,223	$10,842,125	$10,941,405	$11,197,315

Covered loans*	141,817	161,276	180,674	207,533	226,537

Total loans	$10,883,025	$10,811,499	$11,022,799	$11,148,938	$11,423,852

*	Loans that Valley National Bank will share losses with the FDIC are referred to as “covered loans”.

	Quarterly Analysis of Average Assets, Liabilities and Shareholders’ Equity and Net Interest Income on a Tax Equivalent Basis
	Quarter End—06/30/2013			Quarter End—03/31/2013			Quarter End—12/31/2012			Quarter End—09/30/2012			Quarter End—06/30/2012
($ in thousands)	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate
Assets
Interest earning assets
Loans (1)(2)	$10,986,603	$134,017	4.88%	$11,048,612	$133,054	4.82%	$11,276,804	$143,470	5.09%	$11,419,251	$146,051	5.12%	$11,297,942	$143,837	5.09%
Taxable investments (3)	2,211,207	14,429	2.61%	2,091,866	16,169	3.09%	1,931,717	15,916	3.30%	2,016,878	17,599	3.49%	2,263,054	19,788	3.50%
Tax-exempt investments (1)(3)	586,314	5,651	3.86%	568,827	5,614	3.95%	505,156	5,210	4.13%	505,010	5,268	4.17%	464,681	4,965	4.27%
Federal funds sold and other interest bearing deposits	439,192	302	0.28%	388,669	216	0.22%	401,595	253	0.25%	342,723	196	0.23%	52,348	31	0.24%

Total interest earning assets	14,223,316	154,399	4.34%	14,097,974	155,053	4.40%	14,115,272	164,849	4.67%	14,283,862	169,114	4.74%	14,078,025	168,621	4.79%

Other assets	1,698,772			1,723,246			1,719,777			1,711,111			1,713,023

Total assets	$15,922,088			$15,821,220			$15,835,049			$15,994,973			$15,791,048

Liabilities and shareholders’ equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$5,332,299	$4,369	0.33%	$5,260,535	$4,702	0.36%	$5,163,073	$4,995	0.39%	$5,079,279	$5,051	0.40%	$5,064,315	$4,690	0.37%
Time deposits	2,418,524	7,794	1.29%	2,493,288	8,111	1.30%	2,625,681	8,779	1.34%	2,736,233	9,226	1.35%	2,661,794	9,276	1.39%
Short-term borrowings	138,910	140	0.40%	140,600	144	0.41%	197,442	209	0.42%	502,016	556	0.44%	376,150	369	0.39%
Long-term borrowings (4)	2,886,675	30,180	4.18%	2,886,509	30,040	4.16%	2,888,797	30,457	4.22%	2,896,160	30,575	4.22%	2,916,670	30,452	4.18%

Total interest bearing liabilities	10,776,408	42,483	1.58%	10,780,932	42,997	1.60%	10,874,993	44,440	1.63%	11,213,688	45,408	1.62%	11,018,929	44,787	1.63%

Non-interest bearing deposits	3,581,432			3,448,327			3,382,494			3,212,515			3,204,242
Other liabilities	50,306			84,993			60,887			59,367			68,361
Shareholders’ equity	1,513,942			1,506,968			1,516,675			1,509,403			1,499,516

Total liabilities and shareholders’ equity	$15,922,088			$15,821,220			$15,835,049			$15,994,973			$15,791,048

Net interest income/interest rate spread (5)		$111,916	2.76%		$112,056	2.80%		$120,409	3.04%		$123,706	3.12%		$123,834	3.16%
Tax equivalent adjustment		(2,029)			(2,020)			(1,880)			(1,884)			(1,763)

Net interest income, as reported		$109,887			$110,036			$118,529			$121,822			$122,071

Net interest margin (6)			3.09%			3.12%			3.36%			3.41%			3.47%
Tax equivalent effect			0.06%			0.06%			0.05%			0.05%			0.05%

Net interest margin on a fully tax equivalent basis (6)			3.15%			3.18%			3.41%			3.46%			3.52%

(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.
(2)	Loans are stated net of unearned income and include non-accrual loans.
(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.
(5)

Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(6)	Net interest income as a percentage of total average interest earning assets.